AMENDMENT TO AGREEMENT

THIS AGREEMENT made as of the 26th day of March, 2010

Between:

QMI MANUFACTURING INC. a private company duly incorporated under the laws of the Province of British Columbia, with its registered and records office situated at #202, 2963 Glen Drive, Coquitlam, B.C. V3B 2P7

(hereinafter called “QMan”)

AND:

QMI SEISMIC INC. a public company duly incorporated under the laws of the Province of British Columbia, with its registered and records office situated at 1250 West Hastings Street, Vancouver, B.C. V6E 2M4

(hereinafter called “QSeismic”)

WHEREAS:

A.

QMan has developed and holds all legal and beneficial right, title and interest in and to certain patent-pending sensor and detection technology and products, the specifics of which is more particularly set out in Appendix “A” of Schedule “A” (collectively the “Products”).

B.

QMan has granted RTN Stealth Inc. (formerly known as Arris Resources Inc.) an exclusive license to market, sell and distribute the Products in India attached as Schedule “A” (the “India License”).

C.

RTN Stealth (formerly known as Arris Resources Inc.) transferred its rights to the India License to QSeismic through a court approved Plan of Arrangement and majority shareholder vote.  QSeismic is a Reporting Issuer in British Columbia, Alberta and Ontario; and plans to list its common shares on the CNSX and OTCBB.

D.

The covenants and agreements of the India License will remain fully enforceable by QMan and RTN Stealth’s successor QSeismic except as otherwise described in this Amendment Agreement.

E.

The parties hereto desire to define and record their agreement, interests and obligations as between themselves.

WITNESSES that in consideration of the covenants and agreements set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties covenant and agree as follows:

1.

Revocable License to use the trade-name “QMI Seismic”.

The name “QMI Seismic” is a trade-name owned by QMan and QMan hereby grants the right to QSeismic to use the “QMI Seismic”.  QSeismic accepts the right and privilege to use the name “QSeismic” solely in connection with the India License or further business arrangements with QMan.  If QSeismic does not continue with such business activities,

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QMan may at its sole discretion revoke the name and allow QSeismic a reasonable time from for the name change process.

2.

Term of Agreement.

The initial term (“Initial Term”) of the India License is for ten (10) years from the date of execution of this Amendment Agreement by the parties (the “Effective Date”), unless earlier terminated in accordance with its terms.  Thereafter, the India License shall automatically be renewed on its anniversary dates for successive ten (10) year terms (each a “Successive Term”), to a maximum of seven (7) Successive Terms, unless earlier terminated in accordance with its terms.  The Initial Term and any Successive Term are collectively referred to herein as the “Term”.

3.

Ownership of Intellectual Rights.

Save and except as provided in this Agreement, at all times during the Term, QMan shall hold and possess any and all rights, title and interest in and to the Intellectual Property Rights of QMan.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written by their respective authorized officials.

QMI MANUFACTURING INC.

by its authorized signatory

/s/  Raymond wood

per:  Ray Wood

QMI SEISMIC INC.

by its authorized signatory

/s/  Navchand Jagpal

per: Navchand Jagpal

SCHEDULE A

QMI MANUFACTURING INC.

REPRESENTATION AGREEMENT

This agreement is effective September 28, 2009 and is by and between:

QMI Manufacturing Inc.

202 – 11 Burbidge Street

Coquitlam, British Columbia, V4K 7B2 Canada (hereinafter “Principal”)

And

Arris Resources Inc.

1250 West Hastings Street

Vancouver, BC  V6E 2V4  CNSX:  AAS

Tel:  604-687-0879  Fax:  604-408-9301  (Hereinafter Distributor”)

RECITALS

WHEREAS, “Principal”, Manufactures Electronic Earthquake Control Monitoring Systems, and other Security Systems as listed in Appendix A (hereinafter “Product”), and sells, distributes and supplies these products to various distribution market and utilities exclusively.

WHEREAS, “Distributor”, desires to be the EXCLUSIVE independent Distributor for the solicitation of sales of the Products, and Principal desires to appoint the Distributor as Exclusive Distributor for the solicitation of sales of the Products.

AGREEMENT

1.

Appointment of Exclusive Distributor Principal hereby appoints and Distributor hereby accepts the appointment as Principal’s exclusive Distributor for the solicitation of sales of QMI Manufacturing Inc.’s Products for the Territory of India (hereinafter referred to as “Territory”).  Any other Territory may be amended to this Agreement upon written request and permission given to be approved by both parties.

2.

Term of Agreement This Agreement shall continue in full force and effect for the period beginning from the Effective Date of this Agreement.  This Agreement will remain in force unless terminated by either party or as in breach of this Agreement and such default continues after sixty (60) days written notice from the non-defaulting party to the defaulting party stating the particulars of such default.

3.

Distributor’s Duties and Obligations

(a)

Promote Product and solicit orders for sales of QMI Manufacturing Inc.’s Electronic Earthquake Control Monitoring Systems and related products in its Territory.

(b)

Furnish engineering services including but not limited to reviewing and evaluating the requirements for the Products and participating in the selection and designation of the proper Products and specifications thereof.

(c)

Furnish proper technical services to all users of the Products located or installed in the Territory, including but not limited to, assistance in connection with the start-up, check out and calibration of Products, the diagnosis of user inquiries

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concerning the Products and the servicing of deficiencies in, and the performance of warranty obligations on the Products in the manner specified from time to time by Principal.

(d)

Maintain in the Territory suitable premises, equipment and current technical and promotional literature for the Products; and employ sufficient and suitably qualified and trained technical engineering and other competent personnel necessary to carry out the duties of the Distributor under this Agreement.  Distributor and its personnel shall maintain a working knowledge and familiarity with the Products, including associated services and attend training sessions appropriate to maintain such knowledge and familiarity.

(e)

Keep Principal fully informed of commercial and market conditions within the Territory and of the activities of customers and competitors and regularly covers the trade and industry for the purposes of furthering sales of the Products.

(f)

The Distributor’s responsibility is only to market the Principal’s Product.

(g)

Aided by all laws, electrical and plumbing codes, laws and government rules and regulations application to Distributor.

(h)

All orders are FOB Coquitlam, British Columbia.

4.

Shipping Procedure Method of Shipment will depend on the Distributor’s choice.  All transportation costs, insurance, duties, taxes and any other unforeseen shipping expenses shall be borne by the Customer from the factory shipment point.

5.

Placement of Orders and Terms of Payment  Distributor should send a signed faxed order on Distributor’s letterhead with the original order to be mailed to the Principal.  If the Distributor finds it is necessary, the Products may be invoiced directly by Principal (if the Principal agrees), to the customers.  In such cases, the difference of the prices agreed by the Distributor shall be reimbursed by the Principal.

6.

Product warranty QMI warrants its Products to be free from defects in material and workmanship under the same 1-year warranty applicable in Canada and the USA.  QMI does not warranty any problems with the Product that can and will arise with improper installation.

7.

Confidentiality  Distributor agrees to keep confidential and not disclose to any third party any of the Principal’s designated proprietary information supplied by the Principal in connection with this Agreement either written, oral, computer generated or published.  Confidential Information shall be stamped and signed as CONFIDENTIAL.

8.

Trademarks and Trade Names and Patents

(a)

Distributor acknowledges the validity of the trademarks and trade names and patents which are the exclusive property of QMI Manufacturing Inc. which designates and identifies the Products and further acknowledges that Principal or its subsidiaries or affiliates are the exclusive owners of such marks and names and patents and agrees not to copy any of QMI Manufacturing Inc.’s products.

(b)

On its letterheads, business cards, invoices, statements, etc. Distributor or sales office may identify itself as the Distributor of the Principal.

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(c)

Distributor agrees that it will never use any trademark or trade name of Principal or its subsidiaries or affiliates or any simulation of such marks or names as a part of Distributor’s corporate or other trading name or designation of any kind without permission of Distributor.

9.

Governing Law, Entire Agreement

The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed and construed in accordance with the laws of the Province of British Columbia and in accordance with the rules of the British Columbia Supreme Court.  The Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and complete and exclusive statements of the terms and conditions of their agreement.  This Agreement cancels and supercedes all existing contracts and arrangements by and between Principal and the Distributor for the representation of Principal.  Except as specifically provided in this Agreement, no conditions, usage of trade, course of dealing of performance, understanding or agreement purporting to modify, vary, explain or supplement the terms and conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modifications shall be affected by the acknowledgement terms and conditions at variance with or in addition to those set forth herein.

No waiver of either Principal or Distributor with respect to any breach or default or of any right to remedy and no course of dealing, shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound.  If any term or condition of this Agreement or the application thereof is judicially or otherwise determined to be invalid or unenforceable, the remainder of this Agreement and the application thereof shall not be affected and shall remain in full force and effect.

10.

Attachments to this Agreement

The Attachments are:

1 – Appendix A – All Products

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written by their respective authorized officials.

For “Principal” QMI Manufacturing Inc.

Raymond Wood, President and CEO

/s/  Raymond wood

Dated:  October 8, 2009

For the “Distributor”

/s/  Lucky Janda

Dated:  October 8, 2009

Appendix A – Products for Distribution

1.

Seismic Sensor 2700

Sale to Market:

$400

Cost to Arris:

$200

Number of Units (year 1):

1,000

Number of Units (year 2):

2,000

Number of Units (year 3):

3,000

2.

RF Quake

Sale to Market:

$210

Cost to Arris

$105

Number of Units (year 1):

1,000

Number of Units (year 2):

2,000

Number of Units (year 3):

3,000

3.

Watch Dog

Sale to Market:

$90

Cost to Arris:

$45

Number of Units (year 1):

1,000

Number of Units (year 2):

2,000

Number of Units (year 3):

3,000

Senior Service Agreements:  Training for Arris and on call rates.

QMI MARKETING LTD.

March 25, 2009

ARRIS RESOURCES INC.

ARRIS OIL & GAS INC.

1250 West Hastings Street

Vancouver, BC  V6E 2V4

Phone:  604-687-0879

Fax:  604-408-9301

To Whom it May Concern:

RE:

AUTHORIZATION OF USING THE NAME QMI, QMI MARKETING, QMI MARKETING LTD.

I hereby authorize Arris Resources Inc. and Arris Oil and Gas Inc. of using the name of my company:  “QMI Marketing Ltd.”, or part of its name.

Sincerely,

QMI MARKETING LTD.

/s/

Raymond Wood

Raymond Wood

President